Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bandwidth Inc. 2017 Incentive Award Plan, the Bandwidth.com, Inc. 2010 Equity Compensation Plan, and the Bandwidth.com, Inc. 2001 Stock Option Plan of our report dated August 16, 2017 (except for the second paragraph of Note 1, as to which the date is September 21, 2017, and Note 16 as to which the date is October 23, 2017), with respect to the consolidated financial statements of Bandwidth Inc. included in the Registration Statement (Form S-1 No. 333-220945) and related Prospectus of Bandwidth Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 19, 2017